                                                                     EXHIBIT 5.1

                           [SEMITOOL, INC. LETTERHEAD]

                                  April 7, 2004

Semitool, Inc.
655 West Reserve Drive
Kalispell, MT  59901

Ladies and Gentlemen:

            I have examined the Registration Statement on Form S-8 to be filed by Semitool, Inc., a Montana corporation (the "Company"), with the Securities and Exchange Commission on or about April 7, 2004 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 3,300,000 shares of the Company's Common Stock, no par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 2004 Stock Option Plan. As counsel to the Company, I have examined the proceedings taken by the Company in connection with the registration of the Shares.

            It is my opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

            I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    /s/ Richard Hegger

                                    Richard Hegger
                                    General Counsel and Secretary
                                    Montana Bar No. 5198